     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 28, 1997
                                                    REGISTRATION NO. 333-

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           AVERY DENNISON CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           DELAWARE                                         95-1492269
(STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                          IDENTIFICATION NO.)

                        150 NORTH ORANGE GROVE BOULEVARD
                           PASADENA, CALIFORNIA 91103
                                 (626) 304-2000
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                        ROBERT G. VAN SCHOONENBERG, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                           AVERY DENNISON CORPORATION
                        150 NORTH ORANGE GROVE BOULEVARD
                           PASADENA, CALIFORNIA 91103
                                 (626) 304-2000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
            INCLUDING AREA CODE, OF REGISTRANT'S AGENT FOR SERVICE)

                                    COPY TO
                             ROBERT A. KOENIG, ESQ.
                                LATHAM & WATKINS
                             633 WEST FIFTH STREET
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 485-1234

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_] ______________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_] _________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================
      TITLE OF EACH CLASS OF          AMOUNT TO BE      PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
   SECURITIES TO BE REGISTERED         REGISTERED        OFFERING PRICE          AGGREGATE        REGISTRATION FEE
                                                           PER UNIT(1)        OFFERING PRICE
-------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value.....        495,740              $39.1875        $19,426,811.25              $5,887
Preferred Share Purchase Rights...        495,740(2)              (2)                (2)                   $100(2)
===================================================================================================================

(1) Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"). Based on the market value of the Common Stock (which is the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on October 27, 1997).
(2) Rights are attached to and trade with the Common Stock. The value attributable to such Rights, if any, is reflected in the market price of the Common Stock. Fee paid represents the minimum statutory fee pursuant to
    Section 6(b) of the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED OCTOBER 28, 1997





                           AVERY DENNISON CORPORATION

                         495,740 SHARES OF COMMON STOCK





     This Prospectus relates to 495,740 shares of common stock, par value $1.00 per share (the "Common Stock"), of Avery Dennison Corporation (the "Company") that may be offered and sold by the Company. The shares of Common Stock that may be offered and sold hereunder (the "Shares") are held in the name of Wachovia Bank, N.A., as trustee (the "Trustee") of the trust (the "Trust") established under the Avery Dennison Corporation Capital Accumulation Plan (the "CAP"). The Shares will be sold from the Trust to third parties in open-market transactions. The CAP is an employee benefit plan that has been adopted by the Company in order to afford its key management employees and non-employee directors the opportunity to defer the realization of gain from the exercise of non-qualified stock options held by such persons. The CAP and Trust constitute an unfunded and unsecured arrangement, and Trust assets are subject to the claims of the Company's general creditors under federal and state law in the event of the Company's insolvency.

     The Common Stock may be sold from time to time in open-market transactions at market prices prevailing at the time of the sale. The proceeds of such sales will be held by the Trustee for the purposes specified in the Trust, namely to provide the Company a source of funds to assist it in meeting its liabilities under the CAP. See "Use of Proceeds."

     The last reported sale price of the Common Stock on the New York Stock Exchange Composite Tape on October 27, 1997 was $38.25 per share.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     All expenses of the offering will be borne by the Company. It is estimated that such expenses to be borne by the Company, including accounting and legal fees, will approximate $16,000.


               The date of this Prospectus is ____________, 1997

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Branch of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, or may be examined without charge at the offices of the Commission or accessed through the Commission's Internet address at http://www.sec.gov. Such material can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange Incorporated, 301 Pine Street, San Francisco, California 94104, on which exchanges the Company's common stock is listed.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission, and reference is hereby made to the Registration Statement for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and, in each instance, reference is made to such copy filed as a part of the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement may be inspected without charge at the office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates, or may be examined without charge at the offices of the Commission or accessed through the Commission's Internet address at http://www.sec.gov.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's (i) Annual Report on Form 10-K for the fiscal year ended December 28, 1996; (ii) Quarterly Report on Form 10-Q for the quarter ended March 29, 1997; (iii) Quarterly Report on Form 10-Q for the quarter ended June 28, 1997; and (iv) description of capital stock contained in the Company's Registration Statement on Form 8-A (No. 001-07685) filed with the Commission on October 24, 1997 are incorporated in and made a part of this Prospectus.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document deemed to be incorporated herein or contained in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Requests for such copies should be directed to the Secretary, Avery Dennison Corporation, 150 North Orange Grove Boulevard, Pasadena, California 91103; telephone (818) 304-2000.

                                  THE COMPANY

     The principal business of the Company is the production of self-adhesive materials. Some of these materials are "converted" into labels and other products through embossing, printing, stamping and die-cutting, and some are sold in unconverted form as base materials, tapes and reflective sheeting. The Company also manufactures and sells a variety of office products and other items not involving pressure-sensitive components, such as notebooks, three-ring binders, organizing systems, felt-tip markers, glues, fasteners, business forms, tickets, tags and a diversified line of labeling systems and imprinting equipment.

     The Company manufactures and sells these products from 200 manufacturing facilities and sales offices located in 36 countries, and employs approximately 16,500 persons worldwide. Its principal corporate offices are located at 150 North Orange Grove Boulevard, Pasadena, California 91103 (telephone: (818) 304-
2000).

     The Company was founded in 1935 by R. Stanton Avery, the Founder and Chairman Emeritus, incorporated in California in 1946 and reincorporated in Delaware in 1977. On October 16, 1990, a wholly owned subsidiary of the Company merged into Dennison Manufacturing Company ("Dennison"), Dennison became a wholly owned subsidiary of the Company, and the Company changed its name from Avery International Corporation to Avery Dennison Corporation. References herein to the "Company" are to Avery Dennison Corporation and its subsidiaries, unless the context otherwise requires.


                                USE OF PROCEEDS

     The net proceeds from the sale of the Common Stock will be held by the Trustee for the purposes specified in the Trust, namely to provide the Company a source of funds to assist it in meeting its liabilities under the CAP. The CAP and Trust constitute an unfunded and unsecured arrangement, and Trust assets are subject to the claims of the Company's general creditors under federal and state law in the event of the Company's insolvency.


                              PLAN OF DISTRIBUTION


     The Company from time to time may offer and sell up to 495,740 Shares that are held in the name of the Trustee under the Trust. Such sales will be made in open-market transactions at market prices prevailing at the time of the sale. The Trust may elect to engage a broker or dealer to effect sales, either as a principal or agent in effecting block trades or through ordinary brokerage transactions. In effecting sales, brokers and dealers engaged by the Trust may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts in amounts to be fixed pursuant to a schedule or to be negotiated. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers) in the open market or otherwise, at market prices prevailing at the time of the sale or at negotiated prices and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above.

     Any broker-dealers or agents that participate in sales of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. The Company expects that Goldman, Sachs & Co. and/or Reynders, Gray & Co., Incorporated will participate as broker-dealer in any sales of Shares that are effected by way of ordinary brokerage transactions through the facilities of any national securities exchange. In any such ordinary brokerage transactions, such firms will receive customary commissions for their services. There presently are no other arrangements or understandings, formal or informal, pertaining to the distribution of the Shares.

     The Company has agreed to indemnify the Trustee and any underwriter of Shares against certain liabilities, including liabilities under the Securities Act of 1933.

     The Company will pay all expenses incidental to this offering, and the Trust will pay all expenses incidental to sale of the Shares to the public.

     The Common Stock is quoted on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "AVY".


                                 LEGAL OPINION

     The validity of the Common Stock will be passed upon for the Company by Latham & Watkins.


                                    EXPERTS

          The consolidated balance sheet of the Company as of December 28, 1996 and December 30, 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 28, 1996, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

================================================================================
NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                               TABLE OF CONTENTS


                                                               PAGE
                                                               ----
                             PROSPECTUS

Available Information........................................    2
Incorporation of Certain Documents by Reference..............    2
The Company..................................................    3
Use of Proceeds..............................................    3
Plan of Distribution.........................................    3
Legal Opinion................................................    4
Experts......................................................    4

================================================================================


================================================================================



                                495,740 SHARES





                          AVERY DENNISON CORPORATION





                                 COMMON STOCK




                                  PROSPECTUS



                            ________________, 1997
================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

Securities and Exchange Commission filing fee...   $ 5,987
Printing and engraving fees and expenses........     3,000
Legal fees and expenses.........................     5,000
Accounting fees and expenses....................     2,000
          Total.................................   $15,987
                                                   =======

---------------
* All expenses are estimates except the Securities and Exchange Commission filing fee.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation shall have the power, and in some cases is required, to indemnify an agent, including an officer or director, who was or is a party or is threatened to be made a party to any proceedings, against certain expenses, judgments, fines, settlements and other amounts under certain circumstances. Article VI of the Registrant's Bylaws requires indemnification of the Registrant's officers and directors to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant maintains insurance covering certain liabilities of the directors and officers of the Registrant and its subsidiaries. The Registrant has also entered into contractual arrangements with its directors and officers pursuant to which such persons may be entitled to indemnity from the Registrant against certain liabilities arising from the discharge of their duties in such capacities.

ITEM 16.  EXHIBITS.

  4.1   Restated Articles of Incorporation (incorporated by reference to Proxy Statement dated
        February 28, 1977 for Annual Meeting of Stockholders March 30, 1977; located in File
        No. 0-225 at Securities and Exchange Commission, 450 5th St., N.W., Washington, D.C.)
4.1.1   Amendment to Certificate of Incorporation, filed April 10, 1984 with Office of Delaware
        Secretary of State (incorporated by reference to 1983 Annual Report on Form 10-K)
4.1.2   Amendment to Certificate of Incorporation, filed April 11, 1985 with Office of Delaware
        Secretary of State (incorporated by reference to 1984 Annual Report on Form 10-K)
4.1.3   Amendment to Certificate of Incorporation filed April 6, 1987 with Office of Delaware
        Secretary of State (incorporated by reference to 1986 Annual Report on Form 10-K)
4.1.4   Amendment to Certificate of Incorporation filed October 17, 1990 with Office of
        Delaware Secretary of State (incorporated by reference to Current Report on Form 8-K filed October 31, 1990)
  4.2   By-laws, as amended (incorporated by reference to Registration Statement on Form S-3 filed January 3, 1997)
  4.5   Rights Agreement dated as of June 30, 1988 (incorporated by reference to Exhibit 1 to
        Avery Dennison's Current Report on Form 8-K filed July 9, 1988).
    5   Opinion of Counsel to the Company re:  legality.
 23.1   Consent of Counsel to the Company (included in Exhibit 5).
23A.2   Consent of Coopers & Lybrand L.L.P.
   24   Power of Attorney (included in the signature page of this Registration Statement).

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" Table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on this 23rd day of October, 1997.

                              AVERY DENNISON CORPORATION

                              By: /s/ Thomas E. Miller
                                 _______________________________________
                                            Thomas E. Miller
                                    Interim Chief Financial Officer
                                     Vice President and Controller



    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Charles D. Miller, Philip M. Neal and Thomas E. Miller, or any of them, as attorney-in-fact, with full power of substitution, to sign on his or her behalf, individually and in such capacity stated below, and to file any amendments, including post-effective amendments or supplements, to this Registration Statement.



     SIGNATURE                      TITLE                              DATE
     ---------                      -----                              ----

/s/ Charles D. Miller
_________________________       Chairman and Chief               October 23, 1997
Charles D. Miller               Executive Officer;
                                Director

/s/ Philip M. Neal
_________________________       President and Chief              October 23, 1997
Philip M. Neal                  Operating Officer;
                                Director

/s/ Thomas E. Miller
_________________________       Interim Chief Financial          October 23, 1997
Thomas E. Miller                Officer, Vice President
                                and Controller
                                (Principal Financial and
                                Accounting Officer)


       SIGNATURE                  TITLE                              DATE
       ---------                  -----                              ----

/s/ Dwight L. Allison, Jr.
__________________________      Director                         October 23, 1997
Dwight L. Allison, Jr.


/s/ John C. Argue
__________________________      Director                         October 23, 1997
John C. Argue


/s/ Joan T. Bok
__________________________      Director                         October 23, 1997
Joan T. Bok


/s/ Frank V. Cahouet
__________________________      Director                         October 23, 1997
Frank V. Cahouet


/s/ Richard M. Ferry
__________________________      Director                         October 23, 1997
Richard M. Ferry


/s/ Peter W. Mullin
__________________________      Director                         October 23, 1997
Peter W. Mullin


/s/ Sidney R. Petersen
__________________________      Director                         October 23, 1997
Sidney R. Petersen


/s/ John B. Slaughter
__________________________      Director                         October 23, 1997
John B. Slaughter


                                      S-2